Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Among

SpongeTech Delivery Systems, Inc.

as Purchaser,

and

Dicon Technologies, LLC,

and

Wayne M. Celia
Sam Ginsberg
Clyde Williams
Roy Geronemus
John Scheib

as Seller(s)

Dated as of July 9, 2009

4.20	Absence of Questionable Payments	15
4.21	Hazardous Substances; Hazardous Wastes and Pollutants	15
4.22	Conditions Affecting Business	15
4.23	Debt Instruments	16
4.24	Suppliers and Customers	16
4.25	Employee Benefit Matters	16
4.26	Bank Accounts	19
4.27	Full Disclosure	19

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER		19
5.1	Organization	19
5.2	Authority	20
5.3	No Violations	20

ARTICLE VI. INDEMNIFICATION		20
6.1	Indemnification of the Purchaser	20
6.2	Indemnification of the Sellers	21
6.3	Procedure for Indemnification	21
6.4	Limitations on Losses	22
6.5	Other Rights and Remedies Not Affected	22

ARTICLE VII. RESTRICTIVE COVENANTS; COVENANTS		23
7.1	The Purchaser’s Access to Information and Properties	23
7.2	Company’s Conduct of Business and Operations	23
7.3	General Restrictions	23
7.4	Notice Regarding Changes	25
7.5	Ensure Conditions Met	25
7.6	Maintenance of Insurance Policies	26
7.7	Casualty Loss	26
7.8	Covenant Not to Compete	26
7.9	Covenant Not to Interfere With Company's Business	26
7.10	Covenant Not to Disclose Confidential Information	27
7.11	Remedies	27
7.12	Bank Accounts	27

ARTICLE VIII. MISCELLANEOUS		28
8.1	Survival of Representations, Warranties and Other Provisions	28
8.2	Fees and Expenses	28
8.3	Brokers	28
8.4	Taxes	28

8.5	Publicity	28
8.6	No Waiver	28
8.7	Entire Agreement; Written Modifications	29
8.8	Binding Effect	29
8.9	No Third Party Beneficiaries	29
8.10	Notices	29
8.11	Cooperation	30
8.12	Headings; Gender and “Person”	30
8.13	Schedules and Exhibits	30
8.14	Joint and Several Liability	30
8.15	Severability	31
8.16	Counterparts	31
8.17	Governing Law	31
8.18	Consent to Jurisdiction	31
8.19	Construction	31

ARTICLE IX. DEFINITIONS		31

EXHIBITS

Exhibit A – Employment Agreement between the Company and Celia
Exhibit B – Employment Agreement between the Company and Wayne Celia, Jr.
Exhibit C – Employment Agreement between the Company and Michael Derr
Exhibit D – Employment Agreement between the Company and Rosalind Nathanial
Exhibit E – Employment Agreement between the Company and Harvey Goodman
Exhibit F – Employment Agreement between the Company and Scott Lyddon

APPENDIX I

INDEX OF DEFINITIONS

The following index indicates the Sections (or the recitals) of this Agreement containing the definitions of certain terms used in this Agreement:

Affiliate	9.1
Balance Sheet	4.8(a)
Benefit Program or Agreement	4.25(a)(ii)
Business	Recitals
Closing	3.1
Code	9.2
Consulting Agreement	3.2(c)
Contracts	9.3
Environmental Laws	4.21(b)
Equipment Purchase Funds	2.2(a)
ERISA	4.25(a)(i)
Exhibits	9.4
Financial Statements	4.8(a)
GAAP	9.5
Governmental Authorities	9.6
H.H. Brown License Agreement	3.2(g)(i)
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Intangible Rights	4.13
Inventory	9.7
Knowledge of the Company	9.8
Leased Premises	4.11(b)
Legal Requirements	9.9
Leases	4.11(b)
Lien	9.10
Litigation	4.16
Losses	6.1(a)
Material Adverse Effect	4.10(a)
Membership Interests	Recitals
Multiemployer Plan	4.25(c)(i)
Owned Premises	4.11(a)

Permits	4.19(b)
Permitted Encumbrances	9.11
Person	9.12
Plan	4.25(a)(i)
Properties	9.13
Purchase Price	2.1
Purchaser’s Indemnification Events	6.1
Retained Liabilities	2.4(a)
Retired Indebtedness and Obligations	2.4(b)
Seller’s Indemnification Events	6.2
Tangible Company Properties	4.14
Tax Returns	4.12(a)
Taxes	4.12(a)
Third Party Claim	6.3(a)
Used	9.14
Wachovia Note	2.3
Working Capital Line of Credit	2.2(b)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of July 9, 2009 by and among SPONGETECH DELIVERY SYSTEMS, INC., a Delaware corporation, having its principal office at 43 West 33rd Street, Suite 600, New York, New York 10001 (the "Purchaser"), DICON TECHNOLOGIES, LLC, a New Jersey limited liability company having its principal office at 100 Dicon Drive, Black Creek, Georgia 31308 (the “Company”), and WAYNE M. CELIA (“Celia”), having an address at 242 Purdue Court, Paramus, NJ 07652, SAM GINSBERG (“Ginsberg”) having an address at 6 Woodsford Bend, Briarcliff Manor, NY 10510, CLYDE WILLIAMS (“Williams”) having an address at 4726 36th Street N.W., Washington, DC 20008, ROY GERONEMUS (“Geronemus”) having an address at 1725 York Avenue, New York, NY 10128, and JOHN SCHEIB (“Scheib”) having an address at 3024 Waters Road, Amsterdam, NY 12010, (Celia, Ginsberg, Williams, Geronemus and Scheib are collectively referred to herein as the “Sellers”).

WITNESSETH:

WHEREAS, the Sellers are the record and beneficial owners of all of the issued and outstanding membership interests (the “Membership Interests”) of the Company; and

WHEREAS, the Company is in the business of developing and manufacturing products derived from “Hydrophilic Urethane Chemistry” (the “Business”); and

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to acquire from the Sellers, all of the Membership Interests, on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE AND PURCHASE OF MEMBERSHIP INTERESTS

1.1           Sale and Purchase of Membership Interests.  Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, on the Closing Date, the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, all of the Membership Interests for the consideration set forth below.

ARTICLE II
PURCHASE PRICE; ADDITIONAL FUNDS; RETAINED INDEBTEDNESS

2.1           Purchase Price.  In consideration of the sale, assignment, transfer, issuance, conveyance and delivery to the Purchaser of the Membership Interests, the Purchaser shall pay to the Sellers Two Million Three Hundred Fifty Thousand ($2,350,000) Dollars by wire transfer to the Ellis, Painter, Ratterree & Adams, LLP Escrow Account at the Closing (the "Purchase Price").

2.2           Additional Funds.     The Purchaser agrees to provide the following funding to the Company:

(a)           Equipment Purchase Amount.    Following the Closing, the Purchaser agrees to provide to the Company, upon the Company’s written request, up to $250,000 (the “Equipment Purchase Funds”) for the Company’s purchase of specifically identified and agreed upon manufacturing equipment which, when delivered and installed, shall constitute a second production line dedicated for the manufacturing of Purchaser’s products.

(b)           Working Capital Line of Credit.      The Purchaser agrees to provide to the Company an additional $270,000.00 in the form of an inter-company credit line (the “Working Capital Line of Credit”), which shall be used by the Company for its general working capital needs.

2.3           Payoff of Wachovia Note.       The Purchaser shall pay by wire transfer at the Closing to Wachovia Bank the full payment of all outstanding principal and interest under that certain promissory note dated December 3, 2008 in the original principal amount of $2,500,000 (the “Wachovia Note”).

2.4	Retained Indebtedness

(a)         On the Closing Date, the only interest bearing and non-interest bearing liabilities and obligations for borrowed money or other amounts due to the Sellers or other Affiliates of the Company or to third parties  that the Purchaser will assume are those set forth on Schedule 2.4 attached hereto (collectively, the “Retained Liabilities”).  The Company and the Sellers represent and warrant to the Purchaser that all Contracts evidencing the previously mentioned Retained Liabilities are set forth on Schedule 2.4 hereto.

(b)           The Company shall be responsible for obtaining and/or confirming cancellation on or prior to the Closing Date of that certain “Officer Loan” dated June 12, 2009, which has an outstanding amount due of $412,332.42, and all other interest bearing and non-interest bearing liabilities and obligations for borrowed money or other amounts due to the Sellers or other Affiliates of the Company or to third parties and any other liabilities or obligations not specifically set forth in Section 2.4(a) (collectively, the “Retired Indebtedness and Obligations”).

ARTICLE III
CLOSING

3.1           Time and Place of Closing.  The closing (the "Closing") of the sale and purchase of the Membership Interests shall take place by the Parties making all deliveries required under this Article III in escrow through their respective counsel on or before July 9, 2009 (the “Closing Date”).  For all purposes, the Closing will be deemed to have occurred at 12:01 a.m., Eastern Standard Time, on the Closing Date.

3.2           Deliveries by the Company and the Sellers.  On the Closing Date, the Company and the Sellers shall deliver, or cause to be delivered, the following:

(a)           Certificates representing the Membership Interests, representing 100% of the issued and outstanding Membership Interests of the Company, duly endorsed in blank for transfer, or with appropriate powers in blank attached;

(b)           The membership interest book, membership interest ledger, minute books, and corporate seal of the Company;

(c)           An Employment Agreement between the Company and Celia substantially in the form of Exhibit A attached hereto (the “Celia Employment Agreement”);

(d)           An Employment Agreement between the Company and each of Wayne Celia, Jr., Michael Derr, Rosalind Nathanial, Harvey Goodman and Scott Lyddon, substantially in the forms of Exhibits B, C, D, E and F, respectively, attached hereto;

(e)           Evidence satisfactory to the Purchaser that the “Officer Loan” has been cancelled;

(f)           An acknowledgement from H.H. Brown Shoe Technologies, LLC (“H.H. Brown”) to the sale of the Membership Interests to the Purchaser, and an acknowledgement and confirmation from H.H. Brown that the Intellectual Property License Agreement effective November 30, 2007 by and between H.H. Brown and the Company (the “H.H. Brown License Agreement”) remains in force and effect as of the Closing Date, and that as of the Closing Date, the Company is not in breach of any of its material obligations under the H. H. Brown License Agreement.

(g)           An incumbency certificate for the Company dated the Closing Date, including specimen signatures, together with copies, certified by the Secretary or the Assistant Secretary of the Company, of (i) the Company's articles of organization, as in effect on the Closing Date; (ii) the Company's operating agreement, as in effect on the Closing Date; (iii) resolutions of the Company’s Board of Managers authorizing the execution, delivery and performance by the Company of this Agreement and the documents, instruments, certificates and other agreements being executed and delivered by the Company pursuant to the terms hereof;

(h)           A good standing certificate for the Company, dated not more than 30 days prior to the Closing Date, issued by the Secretary of State of the State of New Jersey stating that the Company is validly existing and/or in good standing under the laws of such jurisdiction;

(i)           Written consent from the Development Authority of Bryan County, the lessor under that certain Lease dated as of August 1, 2008, to waive, until September 30, 2009, the requirement contained in Section 6.13(a) therein to present audited financial statements of the Company within 180 days after the fiscal year end; and

(j)           All other documents, instruments and writings required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

3.3           Deliveries by the Purchaser.  On the Closing Date, the Purchaser shall deliver, or cause to be delivered, the following:

(a)           Payment to the Sellers of the Purchase Price;

(b)           The Celia Employment Agreement;

(c)           Payment to Wachovia Bank of the outstanding principal and interest of the Wachovia Note;

(d)           An incumbency certificate for the Purchaser dated the Closing Date, including specimen signatures, together with copies, certified by the Secretary or the Assistant Secretary of the Purchaser, of (i) the Purchaser's certificate of incorporation, as in effect on the Closing Date, and (ii) resolutions of the Purchaser's Board of Directors authorizing the execution, delivery and performance by the Purchaser of this Agreement and the documents, instruments, certificates and other agreements being executed and delivered by the Purchaser pursuant to the terms hereof;

(e)           A good standing certificate for the Purchaser, dated not more than 30 days prior to the Closing Date, issued by the Secretary of State of Delaware, stating that the Purchaser is validly existing and/or in good standing under the laws of such state; and

(f)           All other documents, instruments and writings required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

The Company and the Sellers, jointly and severally, hereby make the following representations and warranties to the Purchaser and, with respect to those representations and warranties regarding the Company, the Sellers hereby acknowledge that they have reviewed all relevant books and records of the Company, made all necessary inquiries of the officers, members and management of the Company and performed such other investigations as the Sellers deemed necessary to be able to so represent and warrant:

4.1           Organization and Qualification.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey with full power and authority to own its properties and to carry on its business as now conducted.  The Company is duly qualified or licensed and has all permits necessary to transact business, and is in good standing in each jurisdiction wherein the nature of the business conducted by the Company or its ownership, leasing or use of real property requires it to be so qualified or licensed or to hold such permits.

4.2           Membership Interests; Company Books.

(a)           The Membership Interests are the only membership interests in the Company and there are no other interests, units or securities of the Company which are issued or outstanding.  There are no outstanding subscriptions, options, warrants, rights, calls, contracts, commitments, understandings or agreements to purchase or otherwise acquire, or relating to the issuance of, any interests, units or other securities of the Company, including, without limitation, any rights of conversion or exchange under any outstanding securities or instruments, other than this Agreement.

(b)           The copies of the articles of organization and operating agreement of the Company, certified by the Secretary or the Assistant Secretary thereof, which have been previously delivered to the Purchaser, are true, complete and correct in all respects.  No manager or officer of the Company has taken any action on behalf of the Company, nor authorized the Company to take any action, other than such items which are set forth on the Schedules attached hereto or which otherwise have been disclosed to the Purchaser prior to the execution hereof.

4.3           Title to Membership Interests.  The Sellers are the lawful record and beneficial owners of the Membership Interests, each having the percentage ownership of the Company set forth opposite his or her name on Schedule 4.3.  Each of the Sellers has good and marketable title to his or her Membership Interests, free and clear of all pledges, liens, encumbrances, claims and other charges thereon of any kind or nature, including, without limitation, any agreements, subscriptions, options, warrants, calls, commitments or rights of any character granting to any Person any interest or right to acquire from the Sellers at any time, or upon the happening of any stated event, any of the Membership Interests.  The Membership Interests have been validly issued in full compliance with applicable federal, state and other securities and other laws in accordance with the Company’s articles of organization, and without any violation of any preemptive rights, and are fully paid and non-assessable.

4.4           Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of the Sellers and the Company enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and to general equitable principles.

4.5           No Defaults or Consents.  The execution and delivery of this Agreement and the Exhibits by the Sellers and the Company and the performance by the Sellers and the Company of their obligations hereunder and thereunder will not violate any provision of law or any judgment, award, or decree or any indenture, agreement, or other instrument to which the Sellers and/or the Company is a party, or by which the properties or assets of the Sellers or the Company is bound or affected, or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement, or other instrument, in each case except to the extent that such violation, default, or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

4.6           No Company Defaults or Consents.  Neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

(a)           violate or conflict with any of the terms, conditions, or provisions of the Certificate of Organization or Limited Liability Company Agreement of the Company;

(b)           violate, conflict with or constitute a default under the terms, conditions or provisions of the H.H. Brown License Agreement;

(c)           violate any  material Legal Requirements applicable to the Company;

(d)           violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any  material Contract or Permit binding upon or applicable to the Company;

(e)           result in the creation of any Lien on any Properties of the Company; or

(f)           require either the Sellers or the Company to obtain or make any waiver, consent, action, approval, authorization or permit of, or filing with or notification to, any Governmental Authority to the extent that the rules, regulations or orders of such body are binding upon any of the Company or the Sellers or otherwise have the effect of law.

4.7           No Proceedings.  No suit, action, or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or the Sellers or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Properties as a result of the consummation of this Agreement.

4.8           Financial Statements and Audit Representation.

(a)           The Sellers have furnished the Purchaser with the unaudited balance sheets of the Company as of May 31, 2009, December 31, 2008 and December 31, 2007 (the “Balance Sheet”) and statements of income and operations for the five months ended May 31, 2009, the twelve months ended December 31, 2008 and the period from inception to December 31, 2007 (collectively, the “Financial Statements”), certified by Celia, as the President and the representative of the Sellers, and by the Controller of the Company, to be true, correct and complete.  The Financial Statements fairly present the financial position and results of operations for the Company on the date and for the period(s) then ended, in accordance with GAAP applied on a consistent basis as of the end of and for all prior periods since the date of the Company’s formation, except as set forth on Schedule 4.8 attached hereto  The assets of the Company reflected on the Balance Sheet are presented at book value as of the respective dates thereof and have never been written-up or re-valued.

(b)           The Company and the Sellers pledge full cooperation with the Purchaser in connection with an audit of the Financial Statements. To the Knowledge of the Company and the Sellers, the Financial Statements for the fiscal years ended December 31, 2008 and 2007 as well as the 2009 interim stub periods, all of which may be required to be audited and included in various filings by the Purchaser in compliance with rules and regulations of the Securities and Exchange Commission, are “auditable,” and the Company and the Sellers have no knowledge of any state of facts or the occurrence of any event which might render the Financial Statements unauditable.

4.9           Absence of Undisclosed Liabilities.  The Company has no liabilities or obligations, except:

(a)           liabilities or obligations which are reflected, disclosed or reserved against on the Balance Sheet and not heretofore paid or discharged; or

(b)           liabilities or obligations specifically disclosed in any Schedule to this Agreement.

For purposes of this Agreement, the term "liabilities" or "obligations" shall include, without limitation, all direct or indirect indebtedness, guaranties, endorsements, claims, losses, damages, judgments, deficiencies, costs, expenses or responsibilities, known or unknown, fixed or unfixed, choate or inchoate, whether liquidated or unliquidated, secured or unsecured or whether accrued, absolute, contingent or otherwise.

4.10           Absence of Certain Changes or Events.  Except as otherwise set forth on Schedule 4.10(a) attached hereto, since the Balance Sheet date, there has not been:

(a)           any event, circumstance, or change (other than general economic conditions) that had or can reasonably be expected to have a material adverse effect on the business, operations, prospects, Properties, financial condition, or working capital of the Company, taken as a whole (a “Material Adverse Effect”);

(i)           any damage, destruction, or loss (whether or not covered by insurance) that had or might have a Material Adverse Effect; or

(ii)          any material adverse change in the Company’s sales patterns, pricing policies, accounts receivable, or accounts payable.

(b)           Except as otherwise set forth on Schedule 4.10(b) attached hereto, since the Balance Sheet date, the Company has not done any of the following:

(i)           merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)          purchased any securities of any Person not in the ordinary course of its business;

(iii)         created, incurred, assumed, guaranteed, or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(iv)         made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;

(v)          entered into, amended, or terminated any material agreement, including, without limitation, any clearing or custody agreement;

(vi)         sold, transferred, leased, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber, or otherwise dispose of, any Properties except (1) in the ordinary course of business, or (2) pursuant to any agreement specified in Schedule 4.17 attached hereto;

(vii)        settled any claim or litigation, or filed any motions, orders, briefs, or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)       incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $25,000 (other than those arising in the ordinary course of business or those required pursuant to any agreement specified in Schedule 4.13 attached hereto);

(ix)          maintained its books of account other than in the usual, regular, and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

(x)           adopted any Plan or Benefit Program or Agreement, or granted any increase in the compensation payable or to become payable to managers, directors, officers, or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing, or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

(xi)          suffered any extraordinary losses or waived any rights of material value;

(xii)         been notified on any default under the H.H. Brown License Agreement;

(xiii)        made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to the Company;

(xiv)        (1) accelerated receivables, (2) delayed payables, or (3) changed in any material respect the Company’s practices in connection with the payment of payables and/or the collection of receivables;

(xv)         engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xvi)        declared, set aside, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed, or otherwise acquired any such securities;

(xvii)       amended its Certificate of Organization or Limited Liability Company Agreement;

(xviii)      issued any Membership Interests or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls, or agreements relating to its Membership Interests; or

(xix)         committed to do any of the foregoing.

4.11         Real Property.

(a)           Schedule 4.11(a) sets forth a list of all real property or any interest therein (including without limitation, any option or other right or obligation to purchase any real property or any interest therein) currently owned, or owned since the Company’s inception, by the Company, in each case setting forth the street address and legal description of each property covered thereby (the “Owned Premises”).

(b)           Schedule 4.11(b) sets forth a list of all current leases, licenses, or similar agreements relating to the Company’s use or occupancy of real estate owned by a third party (“Leases”), true, correct, and complete copies of which have previously been furnished to Purchaser, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term, and renewal rights under each of the Leases, and (ii) the street address and legal description of each property covered thereby (the “Leased Premises”).  The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Lease.  To the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases by the Company.  Other than ordinary annual adjustments for taxes and expenses, neither the Company nor its agents or employees have received written notice of any claimed abatements, offsets, defenses, or other bases for relief or adjustment under any Lease.

(c)           With respect to each Owned Premises and Leased Premises, as applicable:  (i) the Company has good, marketable, and insurable fee simple interest in the Owned Premises and a valid leasehold interest in the Leased Premises, free and clear of any Liens, covenants, easements, or title defects other than Permitted Encumbrances that have had or could reasonably be expected to have a Material Adverse Effect on the Company’s use and occupancy of the Owned Premises and the Leased Premises; (ii) the portions of the buildings located on the Owned Premises and the Leased Premises that are used in the business of the Company are each in reasonable repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company’s current and reasonably anticipated normal business activities as conducted thereon, and, to the Knowledge of the Company, there is no latent material defect in the improvements on any Owned Premises, structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility, and sprinkler systems) therein, the utility system servicing each Owned Premises and the roofs which have not been disclosed to the Purchaser in writing prior to the date of this Agreement; (iii) each of the Owned Premises and the Leased Premises (1) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (2) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) the Company has not received notice of (1) any condemnation, eminent domain, or similar proceeding affecting any portion of the Owned Premises or the Leased Premises or any access thereto, and, to the Knowledge of the Company, no such proceedings are contemplated, (2) any special assessment or pending improvement liens to be made by any Governmental Authority which may affect any of the Owned Premises or the Leased Premises, or (3) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Owned Premises or the Leased Premises.

4.12         Taxes, Tax Returns and Other Reports.

(a)           All federal, state and local tax returns, reports and statements (including all income tax, unemployment compensation, social security and hospital insurance (Medicare), payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax under the laws of the United States or any state or municipal or political subdivision thereof) required to be filed by the Company (collectively, the "Tax Returns") have been filed with the appropriate governmental agencies in all jurisdictions in which the Tax Returns are required to be filed, and all of the Tax Returns are complete and correct in all material respects and properly reflect the tax liabilities of the Company for the periods, properties or events covered thereby.  All federal, state and local taxes, assessments, interest, deficiencies, fees and other governmental charges or impositions which are called for by the Tax Returns, or claimed to be due by a taxing authority from the Company, or upon or required by any of the respective properties, assets or income owned or used by the Company (collectively, the "Taxes") have been properly accrued or paid.  The accruals for Taxes, if any, contained in the Company Financial Statements are adequate to cover the tax liabilities of the Company as of the dates thereof.  The Sellers have not received any notice of assessment or proposed assessment and there are no tax claims asserted against the Company or any of its assets or properties.  There are no tax liens on any of the assets or properties owned or used by the Company.  The Sellers have no knowledge of any basis for any additional assessment of any Taxes against the Company and the Company is not subject to any extension of a period for the assessment of any Taxes.  All Taxes which the Company is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper authorities.  There are no outstanding agreements or waivers extending the statute of limitations with respect to, and the Company is not now subject to any extension of a period for the assessment of, any federal, state or local income tax or other Taxes.

(b)           There is not currently, and there has never been, an audit or other examination of Taxes by federal, state or local tax authorities.

4.13         Intangible Rights.  Set forth on Schedule 4.13 attached hereto is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands, and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed, or controlled by the Company and all goodwill associated therewith.  The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software, formulae, methods, processes, and other intangible properties that are necessary or customarily Used by the Company for the ownership, management, or operation of its Properties (“Intangible Rights”) including, but not limited to, the Intangible Rights listed on Schedule 4.13.  Except as set forth on Schedule 4.13, (i) the Company is the sole and exclusive owner of all right, title, and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums, or fees are payable by the Company to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein, and, to the Knowledge of the Company, no grounds for any such claims exist; (v) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Company’s businesses is infringing or has infringed upon any intellectual property rights of others; (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Company’s Intangible Rights has been assigned, transferred, licensed, or sublicensed by the Company to any person other than the Purchaser pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings, or issuances are listed on Schedule 4.13 and were duly made and remain in full force and effect; (ix) to the Knowledge of the Company, there has not been any act or failure to act by the Company or any of its managers, officers, employees, attorneys, or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights; (x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company has reasonably safeguarded such information from disclosure; and (xi) all of the Company’s current Intangible Rights will remain in full force and effect following the Closing without alteration or impairment.

4.14         Equipment and Other Tangible Property.  Except as otherwise set forth on Schedule 4.14 attached hereto, the Company’s equipment, furniture, machinery, vehicles, structures, fixtures, and other tangible property included in the Properties (the “Tangible Company Properties”), other than Inventory, is suitable for the purposes for which intended and in operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company’s prior practices and normal industry standards.  To the Knowledge of the Company, the Tangible Company Properties are free of any known structural or engineering defects, and since the Company’s inception, there has not been any significant interruption of the Company’s business due to inadequate maintenance or obsolescence of the Tangible Company Properties.

4.15         Books of Account. Except as set forth on Schedule 4.8, the books of account of the Company reflect all of its items of income and expense, together with its assets, liabilities and accruals required to be reflected therein, all in accordance with GAAP.  None of the Company's records, systems, controls, data or information is recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

4.16         Litigation.  There are no actions, suits or legal, administrative, arbitration or other proceedings or governmental investigations (collectively, the "Litigation") pending or, to the knowledge of the Sellers, threatened against the Company before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and no basis exists for any such action.  The Company is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.  Neither the Sellers nor the Company is engaged in, a party to or, to the knowledge of the Sellers, threatened with any suit, action or legal, administrative, arbitration or other proceeding or governmental investigation which, if adversely determined, would adversely affect or impede the purchase of the Membership Interests by the Purchaser or the transactions contemplated by this Agreement or would have a Material Adverse Effect.

4.17         Commitments.

(a)           Except as otherwise set forth on Schedule 4.17 attached hereto, the Company is not a party to or bound by any of the following, whether written or oral:

(i)           any Contract that cannot by its terms be terminated by the Company with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii)          Contract or commitment for capital expenditures by the Company in excess of $5,000 per calendar quarter in the aggregate;

(iii)         lease or license with respect to any Properties, real or personal, whether as landlord, tenant, licensor, or licensee;

(iv)         Contract, indenture, or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v)          partnership agreement, joint venture agreement, or limited liability company agreement;

(vi)         Contract with any Affiliate of the Company (including the Sellers) relating to the provision of goods or services by or to the Company;

(vii)        Contract for the sale of any assets that in the aggregate have a net book value on the Company’s books of greater than $25,000;

(viii)       Contract that purports to limit the Company’s freedom to compete freely in any line of business or in any geographic area;

(ix)          preferential purchase right, right of first refusal, or similar Contract;

(x)           Contract or commitment that impacts or is likely to impact the calculation of the Company’s net capital; or

(xi)          other Contract that is material to the business of the Company.

(b)           All of the Contracts listed or required to be listed on Schedule 4.17 are valid, binding, and in full force and effect, and the Company has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect, except as disclosed on Schedule 4.17.  Neither the Company nor, to the Knowledge of the Company, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed on Schedule 4.17.  Following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Contract listed or required to be listed on Schedule 4.17.

(c)           Except as otherwise set forth on Schedule 4.17(c) attached hereto, the Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

4.18         Insurance.  Schedule 4.18 attached hereto is a list of all insurance policies (including, without limitation, fire, liability, product liability, workers’ compensation, and vehicular) presently in effect that relate to the Company or its Properties, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 4.18.  Such policies are sufficient for compliance by the Company with all applicable Legal Requirements and all material Contracts.  None of the insurance carriers has indicated to the Company an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed on Schedule 4.18 will not be available in the future on substantially the same terms as currently in effect.  The Company has no claim pending or anticipated against any of its insurance carriers under any of such policies, and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim.  Since the Company’s inception, all notices required to have been given by the Company or the Sellers to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

4.19         Compliance with Laws; Permits.

(a)           The Company has received no notice of, and the Sellers have no knowledge of any state of facts or the occurrence of any event which reasonably might form the basis for alleging, any violation by the Company of any federal, state or local law, statute, rule or regulation applicable to the Company, its assets or properties or its business as now conducted or any of the Permits which would have a Material Adverse Effect.  The Company has complied with each and every, and is not in violation of any, judgment, order, writ, injunction or decree of any governmental authority, court or administrative authority having jurisdiction over the Company, its assets or properties or applicable to its business as now or heretofore conducted.

(b)           The Company has all permits, rights, approvals, licenses, authorizations, legal status, orders, certificates of occupancy or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority (collectively, the "Permits") which are necessary to enable it to conduct the Business as now conducted and has not failed to adhere to the requirements thereof.  The Company has taken all steps necessary to maintain all of the Permits, all of which are valid, in good standing and in full force and effect.  A complete and correct list of all Permits is attached hereto as Schedule 4.19(b) and true and correct copies thereof have been delivered to the Purchaser.

(c)           No notice to, filing with or consent from any governmental body, authority or agency is required as a result of the change in ownership of the Membership Interests contemplated by this Agreement, nor will any Permit otherwise be terminated, modified, or impaired or rendered invalid by reason of such change of ownership.

4.20         Absence of Questionable Payments.  Neither the Company nor any manager, officer, employee or agent of, nor any consultant to, the Company has unlawfully offered, paid, or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, or unlawfully received or agreed to receive, directly or indirectly, any money or anything of value from, or on behalf of, any vendor, supplier, wholesaler, contractor, distributor or manufacturer or any other Person, or any officer or employee thereof or any individual who is or was a candidate for public office, or any public official or employee of any governmental or regulatory body or authority.  No payments have been made by or on behalf of the Company which could give rise to a civil cause of action to void any customer Contracts, material Commitments or Permits of the Company as having been illegally obtained.

4.21         Hazardous Substances; Hazardous Wastes and Pollutants.

(a)           The Company, to the knowledge of the Sellers, has complied with each and every, and is not in material violation of any, federal, state or local ordinance, rule, regulation and statute governing or in any way applicable to the generation, transport, storage, treatment, handling, release, emission, discharge and disposal of solid or hazardous wastes, hazardous substances or pollutants.  The Company has not received any notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or their respective facilities arising under Environmental Laws.

(b)           For purposes of this Agreement, “Environmental Laws” shall mean all federal, state or local laws, ordinances, rules, regulations, orders or directives or under common law relating to the environment, health or safety, including, without limitation, claims arising under (i) the Comprehensive Environmental Response, Compensation and Liability Act and all rules and regulations promulgated thereunder, or any similar federal, state or local law, rule or regulation, (ii) the Resource Conservation and Recovery Act and all rules and regulations promulgated thereunder, or any similar federal, state or local law, rule or regulation, (iii) the Clean Air Act and all rules and regulations promulgated thereunder, or any similar federal, state or local law, rule or regulations, (iv) the Toxic Substance Control Act and all rules and regulations promulgated thereunder or (vi) any other federal, state or local law, rule or regulation relating to the emission or discharge of any material into the environment or at common law, all as presently in effect and as the same may hereafter be amended.

4.22         Conditions Affecting Business.  Except for normal competitive pressures, there are no conditions existing with respect to the Company's markets, products, services, clients, customers, facilities, personnel or suppliers which are known to the Sellers, which would be expected to result in a Material Adverse Effect.

4.23         Debt Instruments.  Except for the Retained Liabilities, the Company has no liabilities or debts.

4.24         Suppliers and Customers.  Schedule 4.24 sets forth (i) the ten principal suppliers of the Company during each of the fiscal years ended December 31 since the Company’s inception, together with the dollar amount of goods purchased by the Company from each such supplier during each such period, and (ii) the ten principal customers of the Company during each of the fiscal years ended December 31since the Company’s inception, together with the dollar amount of goods and/or services sold by the Company to each such customer during each such period.  Except as otherwise set forth on Schedule 4.24 attached hereto, the Company maintains good relations with all suppliers and customers listed or required to be listed in Schedule 4.24 as well as with governments, partners, financing sources, and other parties with whom the failure to maintain good relations could have a Material Adverse Effect and no such party has canceled, terminated, or made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its direct or indirect purchase or usage of the products or services of the Company.

4.25         Employee Benefit Matters.

(a)           Schedule 4.25(a) provides a description of each of the following, if any, which is sponsored, maintained, or contributed to by the Company for the benefit of the employees or agents of the Company, which has been so sponsored, maintained, or contributed to with respect to which the Company has or may have any actual or contingent liability:

(i)           every “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of the Employment Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder (collectively, “ERISA”) (each, a “Plan”); and,

(ii)           each personnel policy, employee manual, or other written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice, or understanding which is not described in Section 4.25(a)(i) (each, a “Benefit Program or Agreement”).

(b)  True, correct, and complete copies of the Plans (if any), and related trusts, if applicable, including all amendments thereto, have been furnished to the Purchaser.  There has also been furnished to the Purchaser, with respect to each Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description.  True, correct, and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to Purchaser.

(c)  Except as otherwise set forth on Schedule 4.25(c) attached hereto:

(i)           Neither the Sellers nor the Company contributes to or has an obligation to contribute to, and neither the Sellers nor the Company has at any time since the inception of the Company contributed to or had an obligation to contribute to, and do not have any actual or contingent liability under a multiemployer plan within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”) or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code.

(ii)          Each of the Sellers and the Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with all the Plans and Benefit Programs and Agreements to which it is a Party or otherwise bound, and, to the Knowledge of the Company, there have been no defaults or violations by any other party to any Plans or Benefit Programs or Agreements;

(iii)         All material reports and disclosures relating to the Plans required to be filed with or furnished to the applicable Governmental Authority, Plan participants, or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

(iv)         Each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status;

(v)          There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Plans, Benefit Programs, or Agreements, or their assets;

(vi)         All contributions required to be made to the Plans pursuant to their terms and provisions and applicable law have been made timely;

(vii)        The Company does not maintain any Plan subject to Title IV of ERISA;

(viii)       Neither any of the Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, the Sellers, or any officer, manager, director, or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(ix)          To the knowledge of the Sellers, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor, or the PBGC;

(x)           Each trust funding a Plan, which is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.

(xi)          The Company does not have any obligation to provide health benefits or death benefits to former employees, except as specifically required by law;

(xii)           Neither the execution and delivery of this Agreement by the Company or by the Sellers nor the consummation of any or all of the transactions contemplated hereby will: (1) entitle any current or former employee of the Company to severance pay, unemployment compensation, or any similar payment, (2) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (3) directly or indirectly result in any payment made to or on behalf of any person to constitute a “parachute payment” within the meaning of Section 280G of the Code;

(xiii)        Neither the Sellers nor the Company has incurred any liability or taken any action, and, to the Knowledge of the Company, no action or event has occurred, that could cause the Company to incur any liability (1) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA that is not a Plan, or (2) to any Multiemployer Plan, including without limitation an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA.

(xiv)        Since the Company’s inception, other than ordinary course grievances, and disputes, none of which had a material impact on the Company, there have not been any (1) work stoppages, labor disputes, or other significant controversies between the Company and its employees, (2) labor union grievances or organizational efforts, or (3) unfair labor practice or labor arbitration proceedings pending or threatened.

(xv)         Except as set forth on Schedule 4.25(d) attached hereto, the Company is not a party to any agreement, and has not established any policy or practice, requiring the Company to make a payment or provide any other form or compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(d)  Schedule 4.25(d) sets forth by number and employment classification of employees employed by the Company as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company.  Schedule 4.25(d) also sets forth for each such employee and independent registered representative, his current compensation, his deferred compensation, and his payout and expense charge backs, advances, and amounts due to each such employee or independent registered representative, as applicable, as of the end of the month preceding the date of this Agreement and as of the Closing Date.  The Sellers shall have no liability on or after the Closing Date for any obligation of the Company accruing prior to the Closing Date for the payment of compensation or the provision of benefits to any employee or independent registered representative under any Plan, Benefit Program, or Agreement.  It is understood, that the Company shall be responsible for paying all accrued but unpaid compensation and benefits arising prior to the Closing Date.

(e)   There has been no material violation by any sponsor, trustee, or administrator of any Plan of any provision of ERISA or the Code in connection with the establishment, operation, or administration of any Plan.

(f)    All of the Company’s employees and independent contractors have been appropriately classified for federal and state labor law purposes and federal and state income and employment tax purposes and the Company has withheld and timely paid all necessary taxes with respect to each of its employees and independent contractors.  In this regard, all independent registered representatives have been classified as independent contractors and not employees and the Company has not received any notice from any Governmental Authority concerning such classification.

4.26        Bank Accounts.  Schedule 4.26 sets forth (a) the name of each bank or financial institution in which the Company has or maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, the numbers (or other means of identification) of all such accounts, lock boxes or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto, and (b) the names of all persons holding powers of attorney from the Company, together with true, correct and complete copies of such powers of attorney.

4.27        Full Disclosure.  The representations and warranties of the Company and the Sellers in this Agreement are on the date hereof, and will be on the Closing Date, true, correct and complete in all material respects.  No representation or warranty by the Sellers or the Company in this Agreement or in any statement, list, certificate or instrument furnished or to be furnished pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

5.1          Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its properties and to carry on its business as now conducted.

5.2          Authority.  The Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein.  The Purchaser's execution, delivery and performance of this Agreement, and the transactions contemplated herein, have been duly authorized by its Board of Directors and no other action is required for such execution, delivery and performance by law, the Purchaser's certificate of incorporation or bylaws or otherwise.  This Agreement constitutes the legal, valid and binding obligation of, and is enforceable against, the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and to general equitable principles.

5.3          No Violations.  The authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein by the Purchaser do not and will not, with or without the giving of notice or passage of time or both, (a) violate, result in the breach of any term or provision of, or require any notice, filing or consent under (i) the certificate of formation or operating agreement of the Purchaser, (ii) any statutes, laws, rules, regulations, ordinances, licenses or permits of any governmental body, authority or agency applicable to the Purchaser or (iii) any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental body, authority or agency binding upon the Purchaser or any of its properties or assets; (b) result in the breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation under any loan agreement, mortgage, indenture, financing agreement, lease or any other agreement or instrument to which the Purchaser is a party or by which its properties or assets are bound; or (c) result in any lien, claim, encumbrance or restriction on any of the properties or assets of the Purchaser.

ARTICLE VI
INDEMNIFICATION

6.1          Indemnification of the Purchaser.  From and after the Closing, (i) the Sellers shall, jointly and severally, reimburse, indemnify and hold harmless the Purchaser and its Affiliates, stockholders, members, officers, directors, managers, employees, agents, representatives, successors and assigns from and against and in respect of each of the following (collectively, the "Purchaser's Indemnification Events"):

(a)           any and all damages, losses, deficiencies, liabilities, claims, demands, charges, costs and expenses of every nature and character whatsoever, including, without limitation, reasonable attorneys’ fees and costs (collectively, the "Losses") that result from, relate to or arise out of any misrepresentation or breach of warranty, covenant or agreement of the Sellers in this Agreement or any omission from any agreement, document, statement, list, certificate or instrument furnished by or on behalf of the Sellers or Company in connection with the negotiation, execution or performance of this Agreement and the transactions contemplated herein;

(b)           any and all Losses that result from, relate to or arise out of the conduct of the Business or the acts or omissions of the prior to the Closing Date; and

(c)           any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the successful enforcement of this Section.

6.2          Indemnification of the Sellers.  From and after the Closing, the Purchaser shall reimburse, indemnify and hold harmless the Sellers and their agents, representatives, heirs, legal representatives, successors and assigns from and against and in respect of each of the following (collectively, the "Sellers’ Indemnification Events"):

(a)           any and all Losses that result from, relate to or arise out of any misrepresentation or breach of warranty, covenant or agreement of the Purchaser in this Agreement or any omission from any agreement, document, statement, list, certificate or instrument furnished by or on behalf of the Purchaser in connection with the negotiation, execution or performance of this Agreement and the transactions contemplated herein;

(b)           any and all Losses that result from, relate to or arise out of the conduct of the Business or the acts or omissions of the Company after the Closing Date; and

(c)           any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses and costs of any environmental investigation or response) incident to any of the foregoing or to the successful enforcement of this Section.

6.3          Procedure for Indemnification.

(a)           Promptly after receipt by a party (an "Indemnified Party") of notice of the assertion of any claim by a person not a party to this Agreement (a "Third Party Claim") with respect to which such Indemnified Party expects to make a request for indemnification hereunder, such party shall give the party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") written notice describing such claim or fact in reasonable detail.  Upon receipt of such notice, the Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to the Indemnified Party, and the payment of expenses).  The Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party, unless (i) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or (iii) the named parties to any such action (including impleaded parties) include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnifying Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnified Party.  The Indemnifying Party shall not settle or compromise any such claim without the Indemnified Party's prior written consent, unless the terms of such settlement or compromise release the Indemnified Party from any and all liabilities with respect to such Third Party Claim.

(b)           Any indemnifiable claim that is not a Third Party Claim shall be asserted by written notice to the Indemnifying Party.  If the Indemnifying Party does not respond to such notice within 60 days, it shall have no further right to contest the validity of such claim.  In the event that a dispute arises between the Indemnifying Party and the Indemnified Party as a result of any such claim, the Indemnifying Party and the Indemnified Party shall attempt in good faith to negotiate a resolution thereof; provided, that the foregoing shall not preclude the assertion by the Indemnified Party of any right (whether hereunder or otherwise) or the seeking of any and all remedies against the Indemnifying Party for any such claim.

6.4          Limitations on Losses.

(a)           No amounts of indemnity shall be payable in the case of a claim or claims by an Indemnified Party under this Article VI unless such Indemnified Party has suffered, incurred, sustained or become subject to losses in excess of $35,000 in the aggregate (the “Threshold”), in which event such Indemnified Party shall be entitled to claim indemnity for the full amount of its losses; provided, however, that the Threshold shall not apply and need not be surpassed for any claims with respect to matters covered by Sections 4.3 and 4.12.

(b)           In case any event shall occur that would otherwise entitle any party to assert a claim for indemnification hereunder, no Losses shall be deemed to have sustained by such party to the extent of (i) any actual tax savings realized by such party with respect thereto or (ii) any proceeds (net of taxes and collection costs) received by such party from any property insurance policies maintained by or on behalf of such party with respect to losses to such party’s property.  The parties agree to submit a claim under such property insurance policies prior to making a request for indemnification hereunder.

(c)           Except as otherwise set forth below, the Purchaser may not seek indemnification from the Sellers for the Purchaser’s Indemnification Events, and the Sellers may not seek indemnification from the Purchaser for the Seller’s Indemnification Events, after two (2) years from the Closing Date.  For Third Party Claims relating to Taxes, the foregoing limitation shall not apply and an Indemnified Party may seek indemnification from an Indemnifying Party through and until the expiration of the statutory limitations period.

6.5          Other Rights and Remedies Not Affected.  The indemnification rights of the parties hereto under this Agreement are independent of and in addition to such rights and remedies as the parties may have at law or in equity for any fraud, misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby; provided, however, that in the absence of fraud, the Sellers liability under any recovery obtained by the Purchaser shall be limited by the provisions of Section 6.4 of this Agreement.

ARTICLE VII
RESTRICTIVE COVENANTS; COVENANTS

The Parties hereto do hereby covenant and agree, as follows:

7.1          The Purchaser’s Access to Information and Properties.  The Company shall permit the Purchaser and its authorized employees, agents, accountants, legal counsel, and other representatives to have access to the books, records, employees, independent registered representatives, counsel, accountants, engineers, and other representatives of the Company during normal working hours and without unreasonable interruption to the Company’s operations for the purpose of conducting an investigation of the Company’s financial condition, corporate status, operations, prospects, business, and Properties.  The Company shall make available to the Purhcaser for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company and/or the Sellers, including, without limitation, all files, records, data, and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto.  Also, the Company shall allow the Purchaser access to, and the right to inspect, the Properties, except to the extent that such Properties are operated by a third-party operator, in which case the Company shall use its best efforts to cause the operator of such Properties to allow the Purchaser access to, and the right to inspect, such Properties.

7.2          Company’s Conduct of Business and Operations.  The Company shall keep the Purchaser advised as to all material operations and proposed material operations relating to the Company.  The Company shall (a) conduct its business in the ordinary course, (b) endeavor  to keep available the services of present employees and independent registered representatives, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Contracts listed or required to be listed on Schedule 4.17 in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies (subject to the provisions of Section 4.25) equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements.  Except as otherwise contemplated in this Agreement, the Company will use commercially reasonable efforts to preserve the present relationships of the Company with persons having significant business relations therewith.

7.3          General Restrictions.  Except as otherwise expressly permitted in this Agreement, between the date of this Agreement and the Closing Date, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, the Company shall not:

(a)           declare, set aside, or make any distributions or other payments in respect of its equity securities, or repurchase, redeem, or otherwise acquire any such securities;

(b)           merge into or with or consolidate with, any other corporation or acquire the business or assets of any Person;

(c)           purchase any securities of any Person, not in the ordinary course of business;

(d)           amend its Certificate of Organization or Limited Liability Company Agreement;

(e)           issue any Membership Interests or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls, or agreements relating to its securities;

(f)           create, incur, assume, guarantee, or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(g)           make any change in any existing election, or make any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;

(h)           enter into, amend, or terminate any material Contract;

(i)            sell, transfer, lease, mortgage, encumber, or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber, or otherwise dispose of, any Properties except (1) in the ordinary course of business, or (2) pursuant to any Contract specified in Schedule 4.17;

(j)           settle any material claim or litigation, or file any material motions, orders, briefs, or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(k)           other than in the ordinary course of business consistent with past practices, incur or approve, or enter into any agreement or commitment to make, any expenditures in excess of $25,000 (other than those required pursuant to any Contract specified in Schedule 4.17);

(l)            maintain its books of account other than in the usual, regular, and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

(m)           make any material change, whether written or oral, to any Contract with any of the suppliers or customers listed or required to be listed on Schedule 4.24;

(n)           accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

(o)           delay or accelerate payment of any accrued expense, trade payable, or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

(p)           adopt any Plan, Benefit Program, or Agreement or increase the compensation payable to any employee or independent registered representative (including, without limitation, any increase pursuant to any bonus, profit-sharing, or other incentive plan or commitment);

(q)           become a party to or bound by any of the Contracts described in Section 4.17(a), whether written or oral;

(r)            engage in any one or more activities or transactions outside the ordinary course of business;

(s)           enter into any transaction or make any commitment which could result in any of the representations, warranties, or covenants of the Company and/or the Sellers contained in this Agreement not being true and correct after the occurrence of such transaction or event;

(t)            terminate any employee at a supervisory level or above;

(u)           engage in any transactions with any of the Sellers or any Affiliate of the Company or the Sellers other than on an arm's-length basis;

(v)           commit to do any of the foregoing.

7.4          Notice Regarding Changes.  The Company and the Sellers shall promptly inform the Purchaser in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Company and/or the Sellers inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.  The Purchaser shall promptly inform the Sellers in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

7.5          Ensure Conditions Met.  Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Exhibits, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each party’s obligations hereunder, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

7.6          Maintenance of Insurance Policies.  The Company shall take all actions necessary or appropriate to cause any and all insurance coverage currently carried by or for the benefit of the Company as set forth on Schedule 4.18 to remain in full force and effect.

7.7          Casualty Loss.  If, between the date of this Agreement and the Closing, any material portion of the Properties of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty, or any other cause, then the Company shall, at the Purchaser’s election, (i) cause such Properties to be repaired or replaced prior to the Closing with Properties of substantially the same condition and function, (ii) deposit in a separate account an amount sufficient to cause such Properties to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to the Purchaser so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

7.8          Covenant Not to Compete.

(a)           During the period commencing on the Closing Date and ending five (5) years after the date thereof (the “Restricted Period”), each of Ginsberg, Williams, Geronemus and Scheib will not directly or indirectly own, manage, operate, control, invest in, lend to or acquire an interest in, or otherwise engage or participate in (whether as a proprietor, general or limited partner, member, shareholder, joint venturer, investor, employee, consultant or other participant), or use or permit their names to be used in, any Prohibited Activities or any business, entity or venture which engages in Prohibited Activities in the United States of America.  For purposes of this Agreement, “Prohibited Activities” shall mean entering into any agreements, whether direct or indirect, written, oral or otherwise, with any Person to develop, manufacture, distribute or sell products which are competitive with the Business as conducted on the Closing Date.

(b)           Celia shall not be subject to this Section 7.8, but instead shall be governed by the covenant not to compete contained in the Celia Employment Agreement.

7.9          Covenant Not to Interfere With Company's Business.

(a)           During the Restricted Period, the Sellers will not, directly or indirectly, solicit, induce or influence any customer, supplier, lender, lessor or any other person which has, after giving effect to the transactions contemplated hereby, a business relationship with the Company to discontinue or reduce the extent of such relationship with the Company.

(b)           During the Restricted Period, the Sellers will not, directly or indirectly (i) recruit, solicit or otherwise induce or influence any person employed by the Company or any future Affiliate thereof in any management, executive, supervisory, marketing or sales capacity (a “Key Employee”) to discontinue or terminate his or her employment relationship with the Company or (ii) employ or seek to employ, or cause any other entity whose business would be competitive with any aspect of the Company's business to employ or seek to employ, any Key Employee.

7.10        Covenant Not to Disclose Confidential Information.  From and after the Closing Date, the Sellers hereby agree that they will not at any time, directly or indirectly, disclose to anyone, use or otherwise exploit any Confidential Information (as hereinafter defined) for their own benefit or for the benefit of any party other than the Company.  For purposes of this Agreement, “Confidential Information” shall mean, after giving effect to the transactions contemplated hereby, any of the Company's or any of its future Affiliates' customer lists, prospect lists, supplier lists, pricing information, product information, information regarding the Company's or such Affiliates' manufacturing or other processes, business plans, marketing plans, financial information or other information which is material to the Company or any of its future Affiliates and is not generally known by or disclosed to the public.

7.11        Remedies.

(a)           The Sellers expressly agree that any breach by the Sellers of any provision of Sections 7.8 through 7.10 hereof will result in irreparable injury to the Purchaser and the Company, that the remedy at law for any breach will be inadequate and that, in the event of any such breach or if any such breach is threatened or anticipated, the Purchaser and/or the Company, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages.  The Sellers further acknowledge and agree that the Purchaser and the Company shall be entitled to an equitable accounting of all earnings, profits and other benefits realized directly or indirectly by the Sellers as the result of any such breach, and further agree to pay the reasonable legal fees and expenses incurred by the Purchaser and the Company in enforcing the provisions contained herein.

(b)           The Sellers acknowledge and agree that the provisions contained herein are reasonable limitations as to time and scope of activity, and such restrictions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Purchaser and the Company.  In the event, however, that the provisions contained herein are determined to exceed the restrictions permitted by law, then the provisions contained herein shall be deemed to be reformed so as to contain the maximum restrictions permitted by law.

7.12        Bank Accounts.          As soon as practicable following the Closing, the Company shall (i) authorize Steven Moskowitz as a person authorized to draw from each of the Company’s accounts listed on Schedule 4.26 or to have access thereto, and (iii) instruct each bank or financial institution listed on Schedule 4.26 hereto that Steven Moskowitz shall be a required co-signatory for any draw, check or wire transfer from any such accounts in amounts of fifty thousand dollars ($50,000) or more.

ARTICLE VIII
MISCELLANEOUS

8.1          Survival of Representations, Warranties and Other Provisions.

(a)      All representations, warranties and agreements made by the parties in this Agreement or in any agreement, document, statement, list, certificate or instrument furnished hereunder or in connection with the negotiation, execution, and performance of this Agreement shall survive the Closing for a period of two (2) years following the Closing Date.  Notwithstanding any investigation or audit conducted before or after the date hereof or the decision of any party to complete the transactions contemplated herein, each party shall be entitled to rely upon the representations, warranties and agreements set forth herein and therein.

(b)           All other rights and obligations of the parties under this Agreement, including, without limitation, the rights and obligations contained in Article VI hereof, which by their nature or the express terms hereof are intended to survive, shall survive the Closing, but shall be subject to the limitations provided for in Article VI hereof.

8.2           Fees and Expenses.  Except as otherwise provided in Section 6.4 hereof, all legal, accounting and other costs and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such expenses.

8.3           Brokers.  Each party hereto represents and warrants to the other that Cresta Capital Strategies, LLC (“Cresta”) was the sole broker or finder that consulted with the parties with regard to the transactions contemplated by this Agreement. Any fees required to be paid to Cresta in connection therewith shall be paid by the Purchasers.

8.4           Taxes.  The Sellers shall be liable for all federal, state and local taxes on capital gains, transfer, intangible, documentary, stamp and other similar taxes which may be due or payable in connection with the sale and transfer of the Membership Interests to the Purchaser.

8.5           Publicity.  The Parties hereto agree that prior to the Closing Date, none of them will make or engage in any press release, publicity or other public disclosure of the matters which are the subject of this Agreement without the prior written consent of Purchaser and the Company, unless such party believes in good faith upon consultation with counsel that such press release, publicity or other public disclosure is required by law or legal process, in which event such party will give Purchaser and the Company as much advance notice thereof as is practicable under the circumstances and will give good faith consideration to any comments made with respect thereto by the other Parties hereto prior to the time when such press release, publicity or other public disclosure is made

8.6           No Waiver.  No failure on the part of any party hereto at any time to require the performance by any other party of any term of this Agreement shall be taken or held to be a waiver of such term or in any way affect such party's right to enforce such term, and no waiver on the part of any party hereto of any term of this Agreement shall be taken or held to be a waiver of any other term hereof or the breach thereof.  Any waiver hereunder shall only be effective if in writing and signed by the party sought to be charged therewith, and such waiver shall only be effective for the instance and express purpose for which it was given.

8.7           Entire Agreement; Written Modifications.  This Agreement, together with the other documents and instruments to be executed and delivered pursuant hereto, contains the entire agreement between the parties hereto with respect to the subject matter hereof; all representations, promises and prior or contemporaneous understandings among the parties with respect to the subject matter hereof are merged into and expressed herein; and any and all prior agreements among the parties with respect to the subject matter hereof are hereby canceled.  This Agreement shall not be amended, modified or supplemented without the written agreement of the parties hereto at the time of such amendment, modification or supplement.

8.8           Binding Effect.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns or the estate, heirs and legal representatives of each of the parties hereto.  This Agreement may not be assigned by either of the parties hereto, except that the Purchaser may assign its rights hereunder to any of its Affiliates, provided that the Purchaser shall remain liable in all respects for the performance of this Agreement.

8.9           No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity shall have any right, benefit, priority or interest in, under or because of the existence of, this Agreement.

8.10         Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be sent by hand delivery, by reputable overnight courier providing a receipt against delivery, by registered or certified mail, by electronic mail or facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) and shall be deemed given when received at the addresses set forth below:

If to the Purchaser:	Spongetech Delivery Systems, Inc.
43 West 33rd Street, Suite 500
New York, NY 10022
Attn: Steven Y. Moskowitz
Fax No: (212) 594-4172
Email: steven@spongetech.com

With a copy to:	Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, NY 10022
Attn: Arthur S. Marcus, Esq.
Fax No.: (212) 752-9700
Email: amarcus@gerstensavage.com

If to the Company:	Dicon Technologies, LLC
100 Dicon Drive
Black Creek, Georgia
Fax No.: (912) 851-1505
Email: Wayne@Dicontech.com

If to the Sellers:	Wayne Celia
242 Purdue Court
Paramus, NY 07652
Fax No.: (912) 851-1505
Email: Wayne@Dicontech.com

With a copy to:	Ellis, Painter, Ratterree & Adams, LLP
2 East Bryan Street
Savannah, Georgia 31401
Attn: J. Wiley Ellis, Esq.
Fax No. (912) 233-8608
Email: www.wellis@epra-law.com

or such other party or address as may be expressly designated by either party by notice given in accordance with the foregoing provisions.

8.11         Cooperation.  Subject to the terms and conditions herein provided, the parties hereto shall use commercially reasonable efforts both prior to and subsequent to the Closing Date to take, or cause to be taken, such actions and to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

8.12         Headings, Gender and "Person”.  All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.  Any reference to a "person" herein shall include an individual, firm, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

8.13         Schedules and Exhibits.  All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

8.14         Joint and Several Liability.  All agreements, promises, undertakings, representations and warranties of the Sellers set forth in this Agreement and in any document, instrument, agreement or certification executed and delivered by the Sellers in connection with this Agreement shall be deemed to have been made and given jointly and severally by each Seller, and each reference herein to the Sellers shall be deemed to be a reference to each Seller individually and/or collectively, as the context shall require, for the Purchaser to realize the full benefit from this Agreement.

8.15         Severability.  If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

8.16         Counterparts.  This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

8.17         Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof.

8.18         Consent to Jurisdiction.  In connection with any litigation arising out of or relating to the subject matter of this Agreement, each of the parties hereby irrevocably (a) consents and submits to the exclusive jurisdiction of the state and federal courts of the State of New York, (b) agrees that service of process may be effected by sending the same by overnight courier to the addresses designated in Section 8.10 hereof and (c) waives all defenses based upon any alleged inconvenience of defending an action instituted in either of the aforesaid courts.

8.19         Construction.  Each party hereby acknowledges and agrees that it and its independent counsel have had an opportunity to review and make changes to this Agreement and that the normal rule of construction, whereby ambiguities are resolved against the drafting party, shall be inapplicable to this Agreement and the construction hereof.

ARTICLE IX. DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article IX or elsewhere in this Agreement.

9.1           Affiliate.  The term “Affiliate” shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person.  The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the Membership Interests of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

9.2           Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

9.3           Contracts.  The term “Contracts,” when described as being those of or applicable to any person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals, or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

9.4           Exhibits.  The term “Exhibits” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments, or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

9.5           GAAP.  “GAAP” means U.S. generally accepted accounting principles.

9.6           Governmental Authorities.  The term “Governmental Authorities” shall mean any nation or country (including but not limited to, the United States) and any commonwealth, territory, or possession thereof and any federal, state or local government or political subdivision of any of the foregoing, including but not limited to any judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body, or non-governmental regulating body or other instrumentalities.

9.7           Inventory.  The term “Inventory” shall mean all goods, merchandise, and other personal property owned and held for sale, and all raw materials, works-in-process, materials, and supplies of every nature which contribute to the finished products of the Company in the ordinary course of its business, specifically excluding, however, damaged, defective, or otherwise unsaleable items.

9.8           Knowledge of the Company.  The term “Knowledge of the Company” shall mean the actual knowledge of the Sellers, or key employees of the Company listed on Schedule 9.8 hereof, with respect to the matter in question, and such knowledge as the other managers, officers, managerial personnel, or key employees of the Company reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

9.9           Legal Requirements.  The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial, or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees, or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations, or properties

9.10         Lien.  The term “Lien” shall mean any and all liens, mortgages, adverse claims, charges, security interests, encumbrances, other restrictions or limitations, or rights of any third persons whatsoever other than liens arising from acts of the Purchaser (collectively, “Liens”)

9.11         Permitted Encumbrances.  “Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy, or foreclosure proceeding shall have been commenced and as to which the Company is not otherwise subject to civil or criminal liability due to its existence:  (a) liens for Taxes not yet due and payable (or being contested in good faith), for which adequate reserves have been maintained and are reflected in the most recent audited financial statements in accordance with GAAP; (b) liens imposed by law, such as materialmen’s, mechanics’, carriers, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not in excess of $25,000 in the case of a single property or $100,000 in the aggregate at any time or (ii) are being contested in good faith; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements, and other customary encumbrances on title to real property that do not individually or in the aggregate materially adversely affect the value of or the use of such property for its current and anticipated purposes; (e) liens evidencing a purchase money security interest or liens on property subject to a capital lease obligation, provide such liens attach solely to the property being acquired to leased; and (f) those security interests summarized in Schedule 9.11 attached hereto.

9.12         Person.  The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust, or other enterprise or any governmental or political subdivision or any agency, department, or instrumentality thereof.

9.13         Properties.  The term “Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or Used by the Company.

9.14         Used.  The term “Used” shall mean, with respect to the Properties, Contracts, or Permits of the Company, those owned, leased, licensed, or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company’s business and operations, whether or not reflected on the Company’s books of account.

[The balance of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have caused this Membership Interest Purchase Agreement to be executed and delivered as of the day and year first above written.

SPONGETECH DELIVERY SYSTEMS, INC.

By:	/s/ Steven Y. Moskowitz
Name: Steven Y. Moskowitz
Title: Chief Operating Officer

DICON TECHNOLOGIES, LLC

By:	/s/ Wayne Celia
Name: Wayne Celia
Title: President & CEO

/s/ Wayne M. Celia
WAYNE M. CELIA

/s/ Sam Ginsberg
SAM GINSBERG

/s/ Clyde Williams
CLYDE WILLIAMS

/s/ Roy Geronemus
ROY GERONEMUS

/s/ John Scheib
JOHN SCHEIB

Exhibit A

SpongeTech Delivery Systems, Inc.
43 W33rd Street, Suite 600
New York, NY 10001

July 9, 2009

PERSONAL & CONFIDENTIAL
Wayne M. Celia
242 Purdue Ct.
Paramus, NJ 07652

Dear Wayne:

This is a compensation arrangement between Wayne M. Celia, Dicon Technologies LLC (the “Company”), and SpongeTech Delivery Systems, Inc., the Company’s parent company (“SpongeTech”) effective July 1, 2009 and ending December 31, 2011 (the “Term”).

1.           During the Term, you will be employed as President and CEO for the Company.   You shall have powers and authority superior to any other officer or employee of the Company or of any subsidiary of the Company, including, without limitation, the duties and responsibilities customarily associated with a chief executive (e.g., control of day-to-day operations, signing checks, hiring and firing, etc.).  You shall be required to report solely to, and shall be subject solely to the supervision and direction of, the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer of SpongeTech and the Board of Directors of SpongeTech, and no other person or group shall be given authority to supervise or direct you in the performance of your duties.  In addition, you shall regularly consult with the Chief Executive Officer, Chief Financial Officer and the Chief Operating Officer of SpongeTech with respect to the Company's business and affairs.  You shall devote substantially all your working time, attention and energies exclusively to the business and affairs of the Company (excluding any vacation and sick leave to which you are entitled), render such services to the best of your ability, and use your reasonable best efforts to promote the interests of the Company. You agree to faithfully perform such duties. You further agree to comply with the instructions and personnel practices and policies of the Company and SpongeTech, as may be amended from time to time, all of which you acknowledge have been received by you and/ or have been made available to you for review in the Human Resources Department. Your obligations hereunder shall run only to the Company and SpongeTech, and not to its affiliates, if any.

2.           Your compensation arrangement during the year 2009-2011 will follow Schedule A of this Agreement and follow Schedule B for incentive compensation. As an employee, you will be eligible for the various fringe benefits program pursuant to the terms of such programs available for employees occupying positions of similar status with the Company.

3.  You agree that unless required by court order or other legal compulsory process that you will not disclose the terms of this compensation agreement with anyone except your immediate family, tax advisor or legal counsel and provided that he/she/they agree not to further disclose same.

4.           Termination.

4.1           Termination for Cause.  Notwithstanding anything contained to the contrary in this Agreement, this Agreement may be terminated by the Company or SpongeTech for Cause.  As used in this Agreement, “Cause” shall only mean (i) an act or acts of personal dishonesty taken by you and intended to result in your substantial personal enrichment at the expense of the Company or SpongeTech, (ii) subject to the following sentences, repeated violation by you of your material obligations under this Agreement which are demonstrably willful and deliberate on your part  (including, but not limited to, your failure to follow the instructions of SpongeTech’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer) and which are not remedied in a reasonable period of time after receipt of written notice from SpongeTech’s or the Company’s Board of Directors, (iii) the willful engaging by you in illegal conduct, or gross misconduct, that is materially and demonstrably detrimental to the Company or SpongeTech or the brand or reputation of the Company or SpongeTech, respectively, monetarily or otherwise; or (iv) your conviction of, or plea of nolo contendere to, any criminal act which is a felony.

Upon any reasonable and good faith determination by SpongeTech’s Board of Directors that Cause exists under clauses (i), (ii) or (iii) of the preceding sentence (to the extent the violation under said clause (ii) has not been cured by you), SpongeTech shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and you, but in no event later than ten (10) business days after Executive's receipt of the notice contemplated by clauses (i), (ii) or (iii).  You shall have the right to appear before such special meeting of the Board with legal counsel of your choosing to refute any determination of Cause specified in such notice, and any termination of your employment by reason of such Cause determination shall not be effective until you are afforded such opportunity to appear.  Any termination for Cause pursuant to clause (i) or (iv) of the first sentence of this Paragraph 4.1 shall be made in writing to you, which notice shall set forth in detail all acts or omissions upon which the Company or SpongeTech is relying for such termination.  Upon any termination pursuant to this Paragraph 4.1, your shall be entitled to be paid your salary to the date of termination and the Company and SpongeTech shall have no further liability hereunder.

4.2           Disability.  Notwithstanding anything contained in this Agreement to the contrary, the Company or SpongeTech, by written notice to you, shall at all times have the right to terminate this Agreement, and your employment hereunder, if you shall, as the result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a period of more than one hundred twenty (120) consecutive days in any 12-month period.  Upon any termination pursuant to this Paragraph 4.2, you shall be entitled to be paid any unpaid salary accrued through the effective date of termination.

4.3           Death.  In the event of your death during the Term of your employment hereunder, the Company shall pay to your estate an amount equal to salary for the remaining Term of this Agreement.

4.4           Termination Without Cause.  At any time, the Company or SpongeTech shall have the right to terminate your employment hereunder by written notice to you; provided, however, that the Company shall (i) pay to you any unpaid salary accrued through the effective date of termination specified in such notice, and any pro-rata bonus that would be payable had you completed a full year of employment, and (ii) pay to you in a lump sum, in cash within 30 days after the date of employment termination, an amount equal to 100% of your annual salary then in effect. In addition, the Company shall continue to pay your health and disability insurance for the longer of a period of twelve months or the remaining Term of this Agreement. The Company or SpongeTech shall be deemed to have terminated your employment pursuant to this Paragraph 4.4 if such employment is terminated (i) by the Company or SpongeTech without Cause, (ii) by you voluntarily for "Good Reason”, or (iii) as a result of a Charge in Control.

For purposes of this Agreement, "Good Reason" means:

(a)           the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company or SpongeTech which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated,  insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or SPongeTech promptly after receipt of notice thereof given by your;

(b)           any failure by the Company to comply with any of the compensation or benefit provisions of this Agreement,  other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by your;

(c)           any change in the designation of the particular executive that the you are obligated to report to under Paragraph 1 hereof;

(d)           any purported termination by the Company or SpongeTech of your employment otherwise than as expressly permitted by this Agreement;

(f)           any termination by your for any reason during the three-month period following the effective date of any “Change in Control” of SpongeTech.

For purposes of this Agreement, a “Change in Control” shall mean:

(a)           The acquisition (other than by or from SpongeTech), at any time after the date hereof, by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of SpongeTech’s common stock or the combined voting power of SpongeTech’s then outstanding voting securities entitled to vote generally in the election of directors; or

(b)           Steven Moskowitz ceases for any reason to be the Company’s Chief Operating Officer or comparable position.

(c)           Approval by the shareholders of SpongeTech of (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of SpongeTech immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 51% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, (B) a liquidation or dissolution of SpongeTech, or (C) the sale of all or substantially all of the assets of SpongeTech, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned; or

 (d)           The approval by the Board of the sale, distribution and/or other transfer or action (and/or series of sales, distributions and/or other transfers or actions from time to time or over a period of time), that results in SpongeTech’s ownership of less than 50% of SpongeTech’s current assets.

5.           It is also understood that during your employment with the Company and thereafter, you will not reveal to anyone outside the Company confidential information, proprietary information or trade secrets of the Company or SpongeTech to which you have acquired information during your employment with us. Proprietary~~;~~ or confidential information includes but is not limited to, financial and operating data, customer lists and information relating to our customers, business plans, products, technology and know-how. In the event of a violation of this paragraph, the Company and SpongeTech shall, in addition to all other remedies available to it, have the right to injunctive relief, termination of your employment without notice, and any attorneys’ fees and costs incurred to enforce this provision.

6.           You understand and agree that all designs, concepts, graphics, drawings, inventions, text and copy, illustrations, memoranda, software, charts, renderings, specifications, engineering designs and specifications, presentations and other materials prepared by you in the course of your work (“Work Product”) for and with the Company will be deemed “work made for hire" such that the Company and SpongeTech will be the joint owners of all rights to and interest in such Work Product including without limitation all copyrights, patents and trademarks therein. In the event that the Work Product or any portion thereof does not qualify as "work made for hire”, then you hereby assign all rights, title and interest in the Work Product to the Company and SpongeTech and will sign all documents necessary to reflect such assignment.

7.           You agree that if you leave our employment, either voluntarily or otherwise, and for a period of two years thereafter, you will not, directly or indirectly, solicit or attempt to solicit any employee of the Company or SpongeTech to terminate his or her employment with the Company or Spongetech, respectively, or otherwise employ or attempt to employ or assist anyone else to employ any person who is then in the employ of the Company or Spongetech, or who was in the employ of the Company or Spongetech at any time during the then preceding two-year period. You further agree that during this period you will not otherwise interfere with or attempt to disrupt the relationship between the Company, Spongetech or its affiliates, divisions and related companies or any person or business that was a customer, supplier, licensor, contractor or employee of these entities on the date your employment and compensation from the Company ended to the extent permitted by applicable law.

8.              You agree that you will not, at any time, during the Term of this Agreement, and for one (1) year following (a) the termination of this Agreement or your employment hereunder by the Company or SpongeTech for Cause, or (b) your termination of this Agreement for Good Reason, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the “Business” of the Company or Spongetech as such Business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by you, your spouse or your children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business. Spongetech shall have the right in its sole discretion to waive this covenant not to non-compete.  As used herein, the Term “Business” shall mean, with respect to the Company, the development, manufacture and distribution of products derived from “Hydrophilic Urethane Chemistry,” and with respect to Spongetech, the development, manufacture, sale and distribution of hydrophilic polyurethane and polyurethane sponge cleaning and waxing products.

9.           This compensation arrangement supersedes any prior compensation arrangement, whether written or oral, and, subject to Paragraph 4 herein, will continue until either party gives to the other thirty (30) days notice in writing of its desire to terminate it. At the end of the thirty (30) day period this arrangement and your employment will come to an end, except as to those provisions which specifically survive termination.

10.           You agree that in the event you leave your employment with the Company, irrespective of the time, manner or cause of such termination, you will immediately surrender to the Company all books, records or other written papers or documents entrusted to you or which you have otherwise acquired pertaining to the company or any of its subsidiaries, affiliates, divisions or related companies and all other property, including computer data files, of the Company or SpongeTech that may be in your possession, custody or control.

11.           You agree that this arrangement has been entered into in the State of New Jersey and shall be governed and construed by the laws of the state of New Jersey without giving effect to the conflict of law provisions thereof.

12.           Any controversy involving this agreement or breach thereof, your employment or the termination thereof, including any claims under any. employment discrimination or wage payment statute, to the extent legally permissible, shall be settled by final and binding arbitration pursuant to the provisions of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and provided that arbitration hearings, if any, shall be held in Allendale, NJ. Judgment on the award rendered by the arbitrator is enforceable in any court having jurisdiction thereof.

13.           This compensation arrangement, except for the provisions of any 2009-2011 incentive Bonus plans, shall continue subsequent to the year 2011 until a new compensation arrangement is entered into or until terminated as provided in paragraphs 4 or 9.

14.           If any provision of this agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such determination shall not affect the remaining provisions of this agreement or render any other provision of this agreement invalid, illegal or unenforceable.

15.           The provisions of paragraphs 3, 5, 6, 7, 8, 12 and 13 survive termination of this agreement.

Please sign the original of this agreement, initial each page and return it to my attention. You may keep a copy for your own records.

I wish you success with the Company.

Sincerely yours,

Dicon Technologies, LLC

By:
Name:
Title:

ACCEPTED:
Spongetech Delivery Systems, Inc.	Wayne M. Celia

By:
Name: Steven Moskowitz	(Signature)
Title: COO
(Date)

(Date)

Schedule A

Annualized Salary Schedule

Year	Annualized Salary	Semi-monthly
2009	$265,000	$11,042
2010	$274,275	$11,428
2011	$283,875	$11,828

Includes an annual 3.5% COL raise

Exhibit B

Dicon Technologies LLC
100 Dicon Drive
Black Creek, GA 31308

July 9, 2009

PERSONAL & CONFIDENTIAL
Wayne M. Celia Jr.
242 Purdue Court
Paramus, NJ 07652

Dear Wayne:

This is a compensation arrangement between Wayne M. Celia Jr. and Dicon Technologies LLC (the "Company"), effective July 1, 2009 and ending June 30, 2010.

1. As Director of Marketing for Dicon Technologies, your Compensation arrangement during the year 2009-2010 will follow Schedule A of this agreement. As an employee, you will be eligible for the various fringe benefits program pursuant to the terms of such programs available for employees occupying positions of similar status with the Company.

2. You agree that unless required by court order or other legal compulsory process that you will not disclose the terms of this compensation agreement with anyone except your immediate family, tax advisor or legal counsel and provided that he/she/they agree not to further disclose same.

3. You agree to faithfully perform for the Company such duties as may be assigned to you by the Company. You further agree to devote your entire business time, attention and energies exclusively to such employment and to comply with the instructions and personnel practices and policies of the Company, as amended, all of which you  acknowledge have been received by you and/or have been made available to you for review in the Human Resources Department.

4. It is also understood that during your employment with the Company and thereafter, you will not reveal to anyone outside the Company confidential information, proprietary information or trade secrets of the Company or of SpongeTech Delivery Systems, Inc., the Company’s parent company (“SpongeTech”) to which you have acquired information during your employment with us. Proprietary or confidential information includes but is not limited to, financial and operating data, customer lists and information relating to customers, business plans, products, technology and know-how. In the event of a violation of this paragraph, the Company shall, in addition to all other remedies available to it, have the right to injunctive relief, termination of your employment without notice, and any attorneys’ fees and costs incurred to enforce this provision.

5. You understand and agree that all designs, concepts, graphics, drawings, inventions, text and copy, illustrations, memoranda, software, charts, renderings, specifications, engineering designs and specifications, presentations and other materials prepared by you in the course of your work (“Work Product”) for and with the Company will be deemed “work made for hire" such that the Company and SpongeTech will be the joint owners of all rights to and interest in such Work Product including without limitation all copyrights therein. In the event that the Work Product or any portion thereof does not qualify as "work made for hire”, then you hereby assign all rights, title and interest in the Work Product to the Company and SpongeTech and will sign all documents necessary to reflect such assignment.

6. You agree that if you leave our employment, either voluntarily or otherwise, and for a period of two years thereafter, you will not, directly or indirectly, solicit or attempt to solicit any employee of the Company or SpongeTech to terminate his or her employment with the Company or SpongeTech, respectively, or otherwise employ or attempt to employ or assist anyone else to employ any person who is then in the employ of the Company or SpongeTech, or who was in the employ of the Company or SpongeTech at any time during the then preceding two-year period. You further agree that during this period you will not otherwise interfere with or attempt to disrupt the relationship between the Company, SpongeTech or its affiliates, divisions and related companies or any person or business that was a customer, supplier, licensor, contractor or employee of these entities on the date your employment and compensation from the Company ended to the extent permitted by applicable law.

7.  You agree that you will not, at any time, during the term of this Agreement, and for one (1) year following the termination of this Agreement or your employment hereunder, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the “Business” of the Company or SpongeTech as such Business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by you, your spouse or your children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business. SpongeTech shall have the right in its sole discretion to waive this covenant not to non-compete.  As used herein, the term “Business” shall mean, with respect to the Company, the development, manufacture and distribution of products derived from “Hydrophilic Urethane Chemistry,” and with respect to SpongeTech, the development, manufacture, sale and distribution of hydrophilic polyurethane and polyurethane sponge cleaning and waxing products.

8.  This compensation arrangement supersedes any prior compensation arrangement, whether written or oral, and will continue until either party gives to the other thirty (30) days notice in writing of its desire to terminate it. At the end of the thirty (30) day period this arrangement and your employment will come to an end, except as to those provisions which specifically survive termination. This agreement and your employment may be terminated at any time without notice for cause, as determined by the Company. Any salary and/or incentive compensation will be prorated for the period this arrangement was in effect during the year.

8a. If terminated without cause, as determined by the Company, employee will be entitled to 2 months severance at the compensation level relevant to the current applicable year.

9. You agree that in the event you leave your employment with the Company, irrespective of the time, manner or cause of such termination, you will immediately surrender to the company all books, records or other written papers or documents entrusted to you or which you have otherwise acquired pertaining to the company or any of its subsidiaries, affiliates, divisions or related companies and all other property, including computer data files, of the Company or SpongeTech that may be in your possession, custody or control.

10. You agree that this arrangement has been entered into in the State of New Jersey and shall be governed and construed by the laws of the state of New Jersey without giving effect to the conflict of law provisions thereof.

11. Any controversy involving this agreement or breach thereof, your employment or the termination thereof, including any claims under any. employment discrimination or wage payment statute, to the extent legally permissible, shall be settled by final and binding arbitration pursuant to the provisions of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and provided that arbitration hearings, if any, shall be held in Allendale, NJ. Judgment on the award rendered by the arbitrator is enforceable in any court having jurisdiction thereof.

12. This compensation arrangement shall continue subsequent to the year 2010 until a new compensation arrangement is entered into or until terminated as provided in paragraph 8.

13. If any provision of this agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such determination shall not affect the remaining provisions of this agreement or render any other provision of this agreement invalid, illegal or unenforceable.

14. The provisions of paragraphs 2, 4, 5, 6, 7, 11 and 12 survive termination of this agreement.

Please sign the original of this agreement, initial each page and return it to my attention. You may keep a copy for your own records.

I wish you success with the Company.

Sincerely yours,

Dicon Technologies, LLC

Wayne Celia
President
ACCEPTED:
Wayne M. Celia Jr.

(Signature)

(Date)

(Date)

Schedule A

Annualized Salary Schedule

Year	Annualized Salary	Semi-monthly
2009 - 2010	$60,000.00	$2500.00

Exhibit C

Dicon Technologies LLC
100 Dicon Drive
Black Creek, GA 31308

July 9, 2009

PERSONAL & CONFIDENTIAL
Michael Derr

Dear Michael:

This is a compensation arrangement between Michael Derr and Dicon Technologies LLC (the "Company"), effective July 1, 2009 and ending June 30, 2010.

1. As Vice President of Research and Development for Dicon Technologies, your Compensation arrangement during the year 2009-2010 will follow Schedule A of this agreement. As an employee, you will be eligible for the various fringe benefits program pursuant to the terms of such programs available for employees occupying positions of similar status with the Company.

2. You agree that unless required by court order or other legal compulsory process that you will not disclose the terms of this compensation agreement with anyone except your immediate family, tax advisor or legal counsel and provided that he/she/they agree not to further disclose same.

3. You agree to faithfully perform for the Company such duties as may be assigned to you by the Company. You further agree to devote your entire business time, attention and energies exclusively to such employment and to comply with the instructions and personnel practices and policies of the Company, as amended, all of which you acknowledge have been received by you and/or have been made available to you for review in the Human Resources Department.

4. It is also understood that during your employment with the Company and thereafter, you will not reveal to anyone outside the Company confidential information, proprietary information or trade secrets of the Company or of SpongeTech Delivery Systems, Inc., the Company’s parent company (“SpongeTech”) to which you have acquired information during your employment with us. Proprietary or confidential information includes but is not limited to, financial and operating data, customer lists and information relating to customers, business plans, products, technology and know-how. In the event of a violation of this paragraph, the Company shall, in addition to all other remedies available to it, have the right to injunctive relief, termination of your employment without notice, and any attorneys’ fees and costs incurred to enforce this provision.

5. You understand and agree that all designs, concepts, graphics, drawings, inventions, text and copy, illustrations, memoranda, software, charts, renderings, specifications, engineering designs and specifications, presentations and other materials prepared by you in the course of your work (“Work Product”) for and with the Company will be deemed “work made for hire" such that the Company and SpongeTech will be the joint owners of all rights to and interest in such Work Product including without limitation all copyrights therein. In the event that the Work Product or any portion thereof does not qualify as "work made for hire”, then you hereby assign all rights, title and interest in the Work Product to the Company and SpongeTech and will sign all documents necessary to reflect such assignment.

6. You agree that if you leave our employment, either voluntarily or otherwise, and for a period of two years thereafter, you will not, directly or indirectly, solicit or attempt to solicit any employee of the Company or SpongeTech to terminate his or her employment with the Company or SpongeTech, respectively, or otherwise employ or attempt to employ or assist anyone else to employ any person who is then in the employ of the Company or SpongeTech, or who was in the employ of the Company or SpongeTech at any time during the then preceding two-year period. You further agree that during this period you will not otherwise interfere with or attempt to disrupt the relationship between the Company, SpongeTech or its affiliates, divisions and related companies or any person or business that was a customer, supplier, licensor, contractor or employee of these entities on the date your employment and compensation from the Company ended to the extent permitted by applicable law.

7.  You agree that you will not, at any time, during the term of this Agreement, and for one (1) year following the termination of this Agreement or your employment hereunder, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the “Business” of the Company or SpongeTech as such Business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by you, your spouse or your children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business. SpongeTech shall have the right in its sole discretion to waive this covenant not to non-compete.  As used herein, the term “Business” shall mean, with respect to the Company, the development, manufacture and distribution of products derived from “Hydrophilic Urethane Chemistry,” and with respect to SpongeTech, the development, manufacture, sale and distribution of hydrophilic polyurethane and polyurethane sponge cleaning and waxing products.

8.  This compensation arrangement supersedes any prior compensation arrangement, whether written or oral, and will continue until either party gives to the other thirty (30) days notice in writing of its desire to terminate it. At the end of the thirty (30) day period this arrangement and your employment will come to an end, except as to those provisions which specifically survive termination. This agreement and your employment may be terminated at any time without notice for cause, as determined by the Company. Any salary and/or incentive compensation will be prorated for the period this arrangement was in effect during the year.

8a. If terminated without cause, as determined by the Company, employee will be entitled to 2 months severance at the compensation level relevant to the current applicable year.

9. You agree that in the event you leave your employment with the Company, irrespective of the time, manner or cause of such termination, you will immediately surrender to the company all books, records or other written papers or documents entrusted to you or which you have otherwise acquired pertaining to the company or any of its subsidiaries, affiliates, divisions or related companies and all other property, including computer data files, of the Company or SpongeTech that may be in your possession, custody or control.

10. You agree that this arrangement has been entered into in the State of New Jersey and shall be governed and construed by the laws of the state of New Jersey without giving effect to the conflict of law provisions thereof.

11. Any controversy involving this agreement or breach thereof, your employment or the termination thereof, including any claims under any. employment discrimination or wage payment statute, to the extent legally permissible, shall be settled by final and binding arbitration pursuant to the provisions of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and provided that arbitration hearings, if any, shall be held in Allendale, NJ. Judgment on the award rendered by the arbitrator is enforceable in any court having jurisdiction thereof.

12. This compensation arrangement shall continue subsequent to the year 2010 until a new compensation arrangement is entered into or until terminated as provided in paragraph 8.

13. If any provision of this agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such determination shall not affect the remaining provisions of this agreement or render any other provision of this agreement invalid, illegal or unenforceable.

14. The provisions of paragraphs 2, 4, 5, 6, 7, 11 and 12 survive termination of this agreement.

Please sign the original of this agreement, initial each page and return it to my attention. You may keep a copy for your own records.

I wish you success with the Company.

Sincerely yours,

Dicon Technologies, LLC

Wayne Celia
President
ACCEPTED:
Michael Derr .

(Signature)

(Date)

(Date)

Schedule A

Annualized Salary Schedule

Year	Annualized Salary	Semi-monthly
2009 - 2010	$83,200.56	$3466.69

Exhibit D

Dicon Technologies LLC
100 Dicon Drive
Black Creek, GA 31308

July 9, 2009

PERSONAL & CONFIDENTIAL
Rosalind Nathanial

Dear Rosalind:

This is a compensation arrangement between Rosalind Nathanial and Dicon Technologies LLC (the "Company"), effective July 1, 2009 and ending June 30, 2010.

1. As Chief Financial Officer for Dicon Technologies, your Compensation arrangement during the year 2009-2010 will follow Schedule A of this agreement. As an employee, you will be eligible for the various fringe benefits program pursuant to the terms of such programs available for employees occupying positions of similar status with the Company.

2. You agree that unless required by court order or other legal compulsory process that you will not disclose the terms of this compensation agreement with anyone except your immediate family, tax advisor or legal counsel and provided that he/she/they agree not to further disclose same.

3. You agree to faithfully perform for the Company such duties as may be assigned to you by the Company. You further agree to devote your entire business time, attention and energies exclusively to such employment and to comply with the instructions and personnel practices and policies of the Company, as amended, all of which you acknowledge have been received by you and/or have been made available to you for review in the Human Resources Department.

4. It is also understood that during your employment with the Company and thereafter, you will not reveal to anyone outside the Company confidential information, proprietary information or trade secrets of the Company or of SpongeTech Delivery Systems, Inc., the Company’s parent company (“SpongeTech”) to which you have acquired information during your employment with us. Proprietary or confidential information includes but is not limited to, financial and operating data, customer lists and information relating to customers, business plans, products, technology and know-how. In the event of a violation of this paragraph, the Company shall, in addition to all other remedies available to it, have the right to injunctive relief, termination of your employment without notice, and any attorneys’ fees and costs incurred to enforce this provision.

5. You understand and agree that all designs, concepts, graphics, drawings, inventions, text and copy, illustrations, memoranda, software, charts, renderings, specifications, engineering designs and specifications, presentations and other materials prepared by you in the course of your work (“Work Product”) for and with the Company will be deemed “work made for hire" such that the Company and SpongeTech will be the joint owners of all rights to and interest in such Work Product including without limitation all copyrights therein. In the event that the Work Product or any portion thereof does not qualify as "work made for hire”, then you hereby assign all rights, title and interest in the Work Product to the Company and SpongeTech and will sign all documents necessary to reflect such assignment.

6. You agree that if you leave our employment, either voluntarily or otherwise, and for a period of two years thereafter, you will not, directly or indirectly, solicit or attempt to solicit any employee of the Company or SpongeTech to terminate his or her employment with the Company or SpongeTech, respectively, or otherwise employ or attempt to employ or assist anyone else to employ any person who is then in the employ of the Company or SpongeTech, or who was in the employ of the Company or SpongeTech at any time during the then preceding two-year period. You further agree that during this period you will not otherwise interfere with or attempt to disrupt the relationship between the Company, SpongeTech or its affiliates, divisions and related companies or any person or business that was a customer, supplier, licensor, contractor or employee of these entities on the date your employment and compensation from the Company ended to the extent permitted by applicable law.

7.  You agree that you will not, at any time, during the term of this Agreement, and for one (1) year following the termination of this Agreement or your employment hereunder, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the “Business” of the Company or SpongeTech as such Business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by you, your spouse or your children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business. SpongeTech shall have the right in its sole discretion to waive this covenant not to non-compete.  As used herein, the term “Business” shall mean, with respect to the Company, the development, manufacture and distribution of products derived from “Hydrophilic Urethane Chemistry,” and with respect to SpongeTech, the development, manufacture, sale and distribution of hydrophilic polyurethane and polyurethane sponge cleaning and waxing products.

8. This compensation arrangement supersedes any prior compensation arrangement, whether written or oral, and will continue until either party gives to the other thirty (30) days notice in writing of its desire to terminate it. At the end of the thirty (30) day period this arrangement and your employment will come to an end, except as to those provisions which specifically survive  termination. This agreement and your employment may be terminated at any time without notice for cause, as determined by the Company. Any salary and/or incentive compensation will be prorated for the period this arrangement was in effect during the year.

8a. If terminated without cause, as determined by the Company, employee will be entitled to 2 months severance at the compensation level relevant to the current applicable year.

9. You agree that in the event you leave your employment with the Company, irrespective of the time, manner or cause of such termination, you will immediately surrender to the company all books, records or other written papers or documents entrusted to you or which you have otherwise acquired pertaining to the company or any of its subsidiaries, affiliates, divisions or related companies and all other property, including computer data files, of the Company or SpongeTech that may be in your possession, custody or control.

10. You agree that this arrangement has been entered into in the State of New Jersey and shall be governed and construed by the laws of the state of New Jersey without giving effect to the conflict of law provisions thereof.

11. Any controversy involving this agreement or breach thereof, your employment or the termination thereof, including any claims under any. employment discrimination or wage payment statute, to the extent legally permissible, shall be settled by final and binding arbitration pursuant to the provisions of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and provided that arbitration hearings, if any, shall be held in Allendale, NJ. Judgment on the award rendered by the arbitrator is enforceable in any court having jurisdiction thereof.

12. This compensation arrangement shall continue subsequent to the year 2010 until a new compensation arrangement is entered into or until terminated as provided in paragraph 8.

13. If any provision of this agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such determination shall not affect the remaining provisions of this agreement or render any other provision of this agreement invalid, illegal or unenforceable.

14. The provisions of paragraphs 2, 4, 5, 6, 7, 11 and 12 survive termination of this agreement.

Please sign the original of this agreement, initial each page and return it to my attention. You may keep a copy for your own records.

I wish you success with the Company.

Sincerely yours,

Dicon Technologies, LLC

Wayne Celia
President
ACCEPTED:
Rosalind Nathanial

(Signature)

(Date)

(Date)

Schedule A

Annualized Salary Schedule

Year	Annualized Salary	Semi-monthly
2009 - 2010	$70,000.00	$2916.67

Exhibit E

Dicon Technologies LLC
100 Dicon Drive
Black Creek, GA 31308

July 9, 2009

PERSONAL & CONFIDENTIAL
Harvey Goodman
2817 Westridge Road
Minnetonka, MN 55305

Dear Harvey:

This is a compensation arrangement between Harvey Goodman and Dicon Technologies LLC (the "Company"), effective July 1, 2009 and ending June 30, 2010.

1. As VP of Sales for Dicon Technologies, your Compensation arrangement during the year 2009-2010 will follow Schedule A of this agreement. As an employee, you will be eligible for the various fringe benefits program pursuant to the terms of such programs available for employees occupying positions of similar status with the Company.

2. You agree that unless required by court order or other legal compulsory process that you will not disclose the terms of this compensation agreement with anyone except your immediate family, tax advisor or legal counsel and provided that he/she/they agree not to further disclose same.

3. You agree to faithfully perform for the Company such duties as may be assigned to you by the Company. You further agree to devote your entire business time, attention and energies exclusively to such employment and to comply with the instructions and personnel practices and policies of the Company, as amended, all of which you acknowledge have been received by you and/ or have been made available to you for review in the Human Resources Department.

4. It is also understood that during your employment with the Company and thereafter, you will not reveal to anyone outside the Company confidential information, proprietary information or trade secrets of the Company or of SpongeTech Delivery Systems, Inc., the Company’s parent company (“SpongeTech”) to which you have acquired information during your employment with us. Proprietary or confidential information includes but is not limited to, financial and operating data, customer lists and information relating to customers, business plans, products, technology and know-how. In the event of a violation of this paragraph, the Company shall, in addition to all other remedies available to it, have the right to injunctive relief, termination of your employment without notice, and any attorneys’ fees and costs incurred to enforce this provision.

5. You understand and agree that all designs, concepts, graphics, drawings, inventions, text and copy, illustrations, memoranda, software, charts, renderings, specifications, engineering designs and specifications, presentations and other materials prepared by you in the course of your work (“Work Product”) for and with the Company will be deemed “work made for hire" such that the Company and SpongeTech will be the joint owners of all rights to and interest in such Work Product including without limitation all copyrights therein. In the event that the Work Product or any portion thereof does not qualify as "work made for hire”, then you hereby assign all rights, title and interest in the Work Product to the Company and SpongeTech and will sign all documents necessary to reflect such assignment.

6. You agree that if you leave our employment, either voluntarily or otherwise, and for a period of two years thereafter, you will not, directly or indirectly, solicit or attempt to solicit any employee of the Company or SpongeTech to terminate his or her employment with the Company or SpongeTech, respectively, or otherwise employ or attempt to employ or assist anyone else to employ any person who is then in the employ of the Company or SpongeTech, or who was in the employ of the Company or SpongeTech at any time during the then preceding two-year period. You further agree that during this period you will not otherwise interfere with or attempt to disrupt the relationship between the Company, SpongeTech or its affiliates, divisions and related companies or any person or business that was a customer, supplier, licensor, contractor or employee of these entities on the date your employment and compensation from the Company ended to the extent permitted by applicable law.

7.  You agree that you will not, at any time, during the term of this Agreement, and for one (1) year following the termination of this Agreement or your employment hereunder, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the “Business” of the Company or SpongeTech as such Business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by you, your spouse or your children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business. SpongeTech shall have the right in its sole discretion to waive this covenant not to non-compete.  As used herein, the term “Business” shall mean, with respect to the Company, the development, manufacture and distribution of products derived from “Hydrophilic Urethane Chemistry,” and with respect to SpongeTech, the development, manufacture, sale and distribution of hydrophilic polyurethane and polyurethane sponge cleaning and waxing products.

8.  This compensation arrangement supersedes any prior compensation arrangement, whether written or oral, and will continue until either party gives to the other thirty (30) days notice in writing of its desire to terminate it. At the end of the thirty (30) day period this arrangement and your employment will come to an end, except as to those provisions which specifically survive termination. This agreement and your employment may be terminated at any time without notice for cause, as determined by the Company. Any salary and/or incentive compensation will be prorated for the period this arrangement was in effect during the year.

8a. If terminated without cause, as determined by the Company, employee will be entitled to 2 months severance at the compensation level relevant to the current applicable year.

9. You agree that in the event you leave your employment with the Company, irrespective of the time, manner or cause of such termination, you will immediately surrender to the company all books, records or other written papers or documents entrusted to you or which you have otherwise acquired pertaining to the company or any of its subsidiaries, affiliates, divisions or related companies and all other property, including computer data files, of the Company or SpongeTech that may be in your possession, custody or control.

10. You agree that this arrangement has been entered into in the State of New Jersey and shall be governed and construed by the laws of the state of New Jersey without giving effect to the conflict of law provisions thereof.

11. Any controversy involving this agreement or breach thereof, your employment or the termination thereof, including any claims under any. employment discrimination or wage payment statute, to the extent legally permissible, shall be settled by final and binding arbitration pursuant to the provisions of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and provided that arbitration hearings, if any, shall be held in Allendale, NJ. Judgment on the award rendered by the arbitrator is enforceable in any court having jurisdiction thereof.

12. This compensation arrangement shall continue subsequent to the year 2010 until a new compensation arrangement is entered into or until terminated as provided in paragraph 8.

13. If any provision of this agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such determination shall not affect the remaining provisions of this agreement or render any other provision of this agreement invalid, illegal or unenforceable.

14. The provisions of paragraphs 2, 4, 5, 6, 7, 11 and 12 survive termination of this agreement.

Please sign the original of this agreement, initial each page and return it to my attention. You may keep a copy for your own records.

I wish you success with the Company.

Sincerely yours,

Dicon Technologies, LLC

Wayne Celia
President
ACCEPTED:
Harvey. Goodman

(Signature)

(Date)

(Date)

Schedule A

Annualized Salary Schedule

Year	Annualized Salary	Semi-monthly
2009 - 2010 Current	$169,700	$7070.83

Dicon will pay up to $25,000 for moving expense to the metro area.

Exhibit F

Dicon Technologies LLC
100 Dicon Drive
Black Creek, GA 31308

July 9, 2009

PERSONAL & CONFIDENTIAL
Scott G. Lyddon

Dear Scott:

This is a compensation arrangement between Scott Lyddon and Dicon Technologies LLC (the “Company”), effective July 1, 2009 and ending June 30, 2010.

1. As Operations Manager for Dicon Technologies, your Compensation arrangement during the year 2009-2010 will follow Schedule A of this agreement. As an employee, you will be eligible for the various fringe benefits program pursuant to the terms of such programs available for employees occupying positions of similar status with the Company.

2. You agree that unless required by court order or other legal compulsory process that you will not disclose the terms of this compensation agreement with anyone except your immediate family, tax advisor or legal counsel and provided that he/she/they agree not to further disclose same.

3. You agree to faithfully perform for the Company such duties as may be assigned to you by the Company. You further agree to devote your entire business time, attention and energies exclusively to such employment and to comply with the instructions and personnel practices and policies of the Company, as amended, all of which you acknowledge have been received by you and/or have been made available to you for review in the Human Resources Department.

4. It is also understood that during your employment with the Company and thereafter, you will not reveal to anyone outside the Company confidential information, proprietary information or trade secrets of the Company or of SpongeTech Delivery Systems, Inc., the Company’s parent company (“SpongeTech”) to which you have acquired information during your employment with us. Proprietary or confidential information includes but is not limited to, financial and operating data, customer lists and information relating to customers, business plans, products, technology and know-how. In the event of a violation of this paragraph, the Company shall, in addition to all other remedies available to it, have the right to injunctive relief, termination of your employment without notice, and any attorneys’ fees and costs incurred to enforce this provision.

5. You understand and agree that all designs, concepts, graphics, drawings, inventions, text and copy, illustrations, memoranda, software, charts, renderings, specifications, engineering designs and specifications, presentations and other materials prepared by you in the course of your work (“Work Product”) for and with the Company will be deemed “work made for hire" such that the Company and SpongeTech will be the joint owners of all rights to and interest in such Work Product including without limitation all copyrights therein. In the event that the Work Product or any portion thereof does not qualify as "work made for hire”, then you hereby assign all rights, title and interest in the Work Product to the Company and SpongeTech and will sign all documents necessary to reflect such assignment.

6. You agree that if you leave our employment, either voluntarily or otherwise, and for a period of two years thereafter, you will not, directly or indirectly, solicit or attempt to solicit any employee of the Company or SpongeTech to terminate his or her employment with the Company or SpongeTech, respectively, or otherwise employ or attempt to employ or assist anyone else to employ any person who is then in the employ of the Company or SpongeTech, or who was in the employ of the Company or SpongeTech at any time during the then preceding two-year period. You further agree that during this period you will not otherwise interfere with or attempt to disrupt the relationship between the Company, SpongeTech or its affiliates, divisions and related companies or any person or business that was a customer, supplier, licensor, contractor or employee of these entities on the date your employment and compensation from the Company ended to the extent permitted by applicable law.

7.  You agree that you will not, at any time, during the term of this Agreement, and for one (1) year following the termination of this Agreement or your employment hereunder, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the “Business” of the Company or SpongeTech as such Business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by you, your spouse or your children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business. SpongeTech shall have the right in its sole discretion to waive this covenant not to non-compete. As used herein, the term “Business” shall mean, with respect to the Company, the development, manufacture and distribution of products derived from “Hydrophilic Urethane Chemistry,” and with respect to SpongeTech, the development, manufacture, sale and distribution of hydrophilic polyurethane and polyurethane sponge cleaning and waxing products.

8. This compensation arrangement supersedes any prior compensation arrangement, whether written or oral, and will continue until either party gives to the other thirty (30) days notice in writing of its desire to terminate it. At the end of the thirty (30) day period this arrangement and your employment will come to an end, except as to those provisions which specifically survive termination. This agreement and your employment may be terminated at any time without notice for cause, as determined by the Company. Any salary and/or incentive compensation will be prorated for the period this arrangement was in effect during the year.

8a. If terminated without cause, as determined by the Company, employee will be entitled to 2 months severance at the compensation level relevant to the current applicable year.

9. You agree that in the event you leave your employment with the Company, irrespective of the time, manner or cause of such termination, you will immediately surrender to the company all books, records or other written papers or documents entrusted to you or which you have otherwise acquired pertaining to the company or any of its subsidiaries, affiliates, divisions or related companies and all other property, including computer data files, of the Company or SpongeTech that may be in your possession, custody or control.

10. You agree that this arrangement has been entered into in the State of New Jersey and shall be governed and construed by the laws of the state of New Jersey without giving effect to the conflict of law provisions thereof.

11. Any controversy involving this agreement or breach thereof, your employment or the termination thereof, including any claims under any. employment discrimination or wage payment statute, to the extent legally permissible, shall be settled by final and binding arbitration pursuant to the provisions of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and provided that arbitration hearings, if any, shall be held in Allendale, NJ. Judgment on the award rendered by the arbitrator is enforceable in any court having jurisdiction thereof.

12. This compensation arrangement shall continue subsequent to the year 2010 until a new compensation arrangement is entered into or until terminated as provided in paragraph 8.

13. If any provision of this agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such determination shall not affect the remaining provisions of this agreement or render any other provision of this agreement invalid, illegal or unenforceable.

14. The provisions of paragraphs 2, 4, 5, 6, 7, 11 and 12 survive termination of this agreement.

Please sign the original of this agreement, initial each page and return it to my attention. You may keep a copy for your own records.

I wish you success with the Company.

Sincerely yours,

Dicon Technologies, LLC

Wayne Celia
President
ACCEPTED:
Scott G. Lyddon

(Signature)

(Date)

(Date)

Schedule A

Annualized Salary Schedule

Year	Annualized Salary	Semi-monthly
2009 - 2010 (current)	$75,470.16	$3144.59
2009 – 2010 (after move to GA)	$82,500.00	$3312.50

Dicon will pay moving expenses to relocate employee to the Savanna area.